Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2009 EARNINGS

Robbinsville, New Jersey, July 30, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its results of operation for the three and six months ended June 30, 2009. Net income attributable to Roma Financial Corporation for the three and six months ended June 30, 2009 was $548 thousand and $1.4 million, respectively, or $.02 and $.05 per diluted share, compared to $1.2 million and $2.4 million, or $.04 and $.08 per diluted share, for the same periods of the prior year.

At June 30, 2009 the Company’s consolidated assets increased 15.1% to $1.2 billion compared to $1.1 billion at December 31, 2008, deposits increased 21.9% to $931.5 million and equity increased to $214.1 million from $213.0 million at December 31, 2008.

“The most significant cause of the earnings decline in the current quarter and the six month period was an increase of approximately $1.1 million in federal deposit insurance premiums. This substantial increase arose from the convergence of a special assessment levied against all deposit taking financial institutions; the expiration of credits which offset premiums in the comparable prior year periods; and an increase in the basic assessment rate imposed on deposits. The special assessment represented approximately $500 thousand of the total deposit premium increase. Had these higher deposit insurance premiums not been incurred, pretax income in the quarter would have been approximately $1.9 million compared to $1.6 million in the second quarter of 2008 and $3.1 million in the six month period compared to $3.4 million in the prior year six month period”, commented Peter A. Inverso, President and CEO.

He added, “Robust deposit growth propelled assets to a new high at the end of the quarter, and our capital ratios remained very strong. Despite the current economic downturn which has generally softened loan demand, our residential and commercial loan portfolios gained ground during the current quarter, with each month within the quarter inching to a new record level.”

“Deposit growth remained strong during the second quarter, virtually matching the strong 10.8% gain reported in the first quarter. On the heels of this year’s first quarter, deposits established another new quarterly record of $84.7 million. This exceptional growth in deposits reflects a continued flight to safety, the higher insured deposit limits, the success of our newer branches and the marketplace’s recognition of the strength and security of the Company and its subsidiaries.

On a not so positive note, non-performing loans rose during the quarter, in part reflecting the protracted time required to reach a judicial disposition of these loans due to heavy case loans in the court system. These loans are sufficiently collateralized, and current loan loss reserves are considered adequate to absorb any losses which might materialize. It is important to repeat our prior comment that the depth and duration of the recession can further strain the credit quality of our loan portfolios and those throughout banking”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey and RomAsia bank headquartered in Monmouth Junction, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. RomAsia Bank commenced operations on June 23, 2008 and operates from one location in Monmouth Junction. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.